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Executive Compensation Overview

2015

LIBERTY BAY
LIBERTY BAY

ExxonMobil
Energy lives here™

Prior Say-On-Pay Vote and Shareholder Engagement

The Compensation Committee has carefully considered the results of the 2014 advisory vote on executive compensation, in which almost 90 percent of votes cast were “For” the compensation of the Named Executive Officers, as described in the 2014 Proxy Statement. The feedback on executive compensation was received through a wide-ranging dialogue between management and numerous shareholders, including the Company’s largest shareholders, many of whom have held our stock for over a decade. This provided an excellent opportunity to discuss the alignment between pay and performance, including the Company’s long-standing philosophy that executive compensation should be based on long-term performance.

The Committee on multiple occasions analyzed alternative methods of granting compensation and recognizing business performance, taking into account shareholder input as noted in this Overview. This analysis is covered in this Overview and in more detail in the Compensation Discussion and Analysis. The Committee also discussed this subject with its independent consultant as described in the 2015 Proxy Statement.

The Committee respects all shareholder votes, both “For” and “Against” our compensation program. The Committee is committed to continued engagement between shareholders and the Company to fully understand diverse viewpoints and discuss the important connections between ExxonMobil’s compensation program, business strategy, and long-term financial and operating performance.

1

Before you cast your vote on Management Resolution Item 3 – Advisory Vote to Approve Executive Compensation, please review this Overview, as well as the more detailed information included in the Compensation Discussion and Analysis, compensation tables, and narrative in ExxonMobil’s 2015 Proxy Statement.

2014 Say-On-Pay

¡	Say-On-Pay Results: 89.8 percent “For.”

¡	Shareholder Engagement Activities:
– Webcast on May 14, 2014, available to all shareholders. – Conference calls with institutional shareholders. – Executive Compensation Overview brochure issued to all shareholders.

The following section summarizes key areas of positive shareholder feedback received and steps taken in this Overview to address requests for additional information.

2015 Executive Compensation Overview Key Focus Areas
¡	Level of Stock Awards: New illustration of how the CEO’s stock-based award level was determined by the Compensation Committee (page 7).

	–	Responds to a request from shareholders during 2014 shareholder outreach.

	–	Includes overview of how awards are differentiated by performance.

¡	Stock Holding Requirement: Vesting periods of 10 years or longer require that executives hold their equity compensation through commodity price cycles, which is especially relevant in today’s price environment.

	–	Results in vesting periods that are more than three times longer than those of industry group and compensation benchmark companies (page 8).

	–	Awards are at risk of forfeiture until vesting.

¡	Annual Bonus (page 6):

	–	Formula linked to annual earnings.

	–	Consistent application for 13 years.

	–	Delayed bonus feature unique to ExxonMobil; strengthens program’s forfeiture provision.

¡	Combined Realized and Unrealized Pay: More closely quantifies pay over CEO’s tenure relative to compensation benchmark companies.

	–	Market orientation at the 41st percentile (page 5).

¡	No Contracts: No employment contracts, severance agreements, or change-in-control arrangements.

¡	Common Programs: All U.S. executives, more than 1,000 including the CEO, participate in common programs (the same salary, incentive, and retirement programs).

2	EXXONMOBIL 2015 EXECUTIVE COMPENSATION OVERVIEW

Business Results & Basis for Compensation Decisions

The following illustrates the effectiveness of ExxonMobil’s compensation program in delivering superior results for shareholders over the long term. These results, in addition to individual performance, experience, and level of responsibility, helped form the basis of compensation decisions made by the Compensation Committee in 2014.

Financial & Operating Performance	Long-Term Business Performance

¡  Earnings of $32.5 billion in 2014 compared with $32.6 billion in 2013. Five-year annual average of $36.3 billion in earnings.

¡  Distributed $23.6 billion to shareholders in dividends and share purchases in 2014, for a distribution yield of 5.4 percent. Distributed $342 billion in dividends and share purchases since the beginning of 2000. Dividends per share increased for the 32nd consecutive year.

¡  Industry-leading return on average capital employed (ROCE) of 16.2 percent, with a five-year average of 21 percent.

¡  Strong environmental results and best-ever safety performance supported by effective risk management.

Strategic Business Results

Upstream

¡  Increased proved reserves by 1.5 billion oil-equivalent barrels, replacing more than 100 percent of production for the 21st consecutive year.

¡  Completed eight major projects with working interest production capacity of more than 250 thousand oil-equivalent barrels per day, highlighted by the 6.9-million-tonnes-per-year Papua New Guinea Liquefied Natural Gas (LNG) project.

¡  Initiated commissioning activities at the Kearl Expansion in Canada and Banyu Urip in Indonesia.

¡  Successfully drilled the first ExxonMobil-Rosneft Joint Venture Kara Sea exploration well in the Russian Arctic.

¡  Progressed a large and diverse portfolio of LNG opportunities by initiating early concept selection and engineering work in North America, Australia, and Africa.

Downstream

¡  Commissioned the Clean Fuels Project at our joint venture refinery in Saudi Arabia to produce low-sulfur gasoline and ultra-low sulfur diesel.

¡  Completed a lube basestock expansion in Singapore and a lubricant plant expansion in Tianjin, China.

¡  Started construction on a new delayed coker unit at our refinery in Antwerp, Belgium, to convert lower-value bunker fuel oil into higher-value diesel products.

Chemical

¡  Started construction of a major expansion at our Texas facilities, including a new world-scale ethane steam cracker and polyethylene lines to meet rapidly growing demand for premium polymers.

¡  Progressed construction of a 400-thousand-tonnes-per-year specialty elastomers project in Saudi Arabia with our joint venture partner to supply a broad range of synthetic rubber and related products to meet growing demand in the Middle East and Asia.

¡  Started construction on a new 230-thousand-tonnes-per-year specialty polymers plant in Singapore to meet growing demand for synthetic rubber and adhesives in Asia.

 1  Safety Performance

Lost-Time Injuries and Illnesses Rate

Safety is a core value for ExxonMobil, and nothing receives more attention from management.

¡  Best-ever performance in 2014.

¡  Safety results are a leading indicator of business performance.

 2  Return on Average Capital Employed (ROCE)(3)

Industry Group

ExxonMobil’s proven business model delivers industry-leading ROCE.

¡  Disciplined investments through the business cycle position the Company for long-term performance.

¡  Strength of integrated portfolio, project management, and technology application.

(1) Employees and contractors. Includes XTO Energy Inc. data beginning in 2011. (2) Workforce safety data from participating American Petroleum Institute companies (2014 industry data not available at time of publication). (3) Competitor data estimated on a consistent basis with ExxonMobil and based on public information. For more information concerning ROCE, see pages 44 and 45 of the Summary Annual Report included with the 2015 Proxy Statement.

3

 3  Free Cash Flow(4)

Industry Group

ExxonMobil’s superior cash flow preserves capacity for investments and shareholder distributions.

¡  Generated $117 billion of free cash flow since beginning of 2010.

¡  Reflects strong business performance and disciplined capital allocation approach.

 4  Total Cash Distribution Yield(5)

Industry Group

ExxonMobil maintains industry-leading shareholder distributions through the business cycle.

¡  Dividends per share up 10 percent per year over past 10 years.

¡  Distributed 46 cents of every dollar from operating cash flow and asset sales generated from 2010 to 2014.

 5  Total Shareholder Return(6)

Industry Group

ExxonMobil leads the industry in total shareholder return (TSR) in all performance periods.

¡  The most relevant TSR comparison is across companies in the same industry of comparable size and scale.

 6  10-Year Cumulative Returns(6)

Industry Group and Compensation Benchmark Companies

ExxonMobil generated superior returns through a range of economic environments and business cycles.

(4) Competitor data estimated on a consistent basis with ExxonMobil and based on public information. BP excludes impact of GOM spill and TNK-BP divestment. For more information on Free Cash Flow, see page 45 of the Summary Annual Report included with the 2015 Proxy Statement.

(5) Competitor data estimated on a consistent basis with ExxonMobil and based on public information. Total shareholder distributions divided by market capitalization. Shareholder distributions consist of cash dividends and share buybacks. For more information, see page 45 of the Summary Annual Report included with the 2015 Proxy Statement. (6) Annualized returns assuming dividends are reinvested when paid. (7) BP, Chevron, Royal Dutch Shell, and Total weighted by market capitalization. Shareholder return data for Total available from 1992. (8) AT&T, Boeing, Caterpillar, Chevron, Ford, General Electric, IBM, Johnson & Johnson, Pfizer, Procter & Gamble, United Technologies, and Verizon weighted by market capitalization.

4	EXXONMOBIL 2015 EXECUTIVE COMPENSATION OVERVIEW

CEO Compensation

Almost two-thirds of the CEO compensation granted by the Compensation Committee and reported in the Summary Compensation Table for 2014 is in the form of a long-term equity award. The CEO will not actually receive the stock for many years in the future, and until such time the award remains at risk of forfeiture. Tying compensation paid out to the stock price at the end of these extended vesting periods in effect creates the ultimate measurement and link to company performance. In addition, almost all of the 2014 increase in reported pay is due to a valuation change in pension for accrual purposes – the CEO’s pension will be realized only at retirement, with final value paid out dependent on salary, bonus, and interest rate at that time.
Reported Pay

7 Pay Granted to CEO – 2012 to 2014

Pay granted to ExxonMobil CEO in 2014 increased less than 1 percent versus 2013 and 4 percent versus 2012, while the stock grant price increased about 1 percent and 9 percent respectively.

¡  Primary cause of fluctuating pension accrual is change in the applicable interest rates.

¡  Actual pension value realized will be dependent on salary, bonus, and interest rate at retirement.

		2012	2013	2014
Salary		$ 2,567,000	$ 2,717,000	$ 2,867,000
Bonus		$ 4,587,000	$ 3,670,000	$ 3,670,000
Stock-Based Award*		$ 19,627,875	$ 21,254,625	$ 21,420,000
All Other Compensation		$ 447,425	$ 496,704	$ 455,420
Pay Granted		$ 27,229,300	$ 28,138,329	$ 28,412,420
Change in Pension Value(1)		$ 13,037,201	$ 0(2)	$ 4,683,892
Total Reported Pay		$ 40,266,501	$ 28,138,329	$ 33,096,312
*No change in number of equity awards granted for all three years.

Realized Pay vs. Reported Pay
8 CEO Realized Pay and Reported Pay – 2006 to 2014
Year of Compensation	Realized Pay	Reported Pay	Realized Pay vs. Reported Pay	Realized Pay as a Percentage of Reported Pay

2014	$ 18,253,170	$ 33,096,312	-$ 14,843,142	55%	ExxonMobil CEO’s realized pay averaged 46 percent of reported pay over his tenure.
2013	$ 15,768,829	$ 28,138,329	-$ 12,369,500	56%
2012	$ 15,561,163	$ 40,266,501	-$ 24,705,338	39%
2011	$ 24,637,196	$ 34,920,506	-$ 10,283,310	71%*
2010	$ 14,229,609	$ 28,952,558	-$ 14,722,949	49%
2009	$ 8,530,165	$ 27,168,317	-$ 18,638,152	31%
2008	$ 10,212,091	$ 32,211,079	-$ 21,998,988	32%
2007	$ 12,884,308	$ 27,172,280	-$ 14,287,972	47%
2006	$ 6,712,435	$ 22,440,807	-$ 15,728,372	30%
			Average	46%
*Exercised last stock options granted in 2001 that would have expired in 2011. No stock options granted since 2001.

9 CEO Realized Pay vs. Compensation Benchmark Companies – 2013
			Realized Pay as a Percentage of Reported Pay	ExxonMobil CEO’s realized pay ranked 7th among the compensation benchmark companies. ¡ The median of the benchmark companies is just over $16 million and the highest is almost $41 million.
(dollars in thousands)	Realized Pay	Reported Pay(3)
Comparator Companies
Highest	$ 40,816	$ 15,827	258%
Median	$ 16,189	$ 21,076	77%
Lowest	$ 4,903	$ 14,990	33%
ExxonMobil	$ 15,769*	$ 28,138*	56%
ExxonMobil – Position	7 of 13	1 of 13

*$18 million realized pay and $33 million reported pay in 2014; 2014 comparator company data not available at time of publication.

5

Realized Pay and Unrealized Pay

10 CEO Realized Pay vs. Compensation Benchmark Companies – Annual
						ExxonMobil CEO’s realized pay is below the median of the compensation benchmark companies for most of his tenure.
*39 percent of ExxonMobil CEO’s realized pay in 2011 was from the exercise of stock options that were granted in 2001 and would have expired in 2011. No stock options have been granted since 2001.

ExxonMobil CEO’s combined realized and unrealized pay is at the 41st percentile of the compensation benchmark companies.

¡  With pension value and nonqualified deferred compensation included, the orientation is between the 36th and 71st percentiles, depending on the method of quantifying pension values.

11 CEO Realized and Unrealized Pay vs. Compensation Benchmark Companies – Cumulative
				ExxonMobil
CEO’s Tenure 2006 to 2013*				Percentile	Rank Position
Realized Pay				23%	10 of 13
Combined Realized and Unrealized Pay				41%	8 of 13
*2014 comparator company data not available at time of publication; analysis will be updated to include 2014 in a supplemental filing.

12 Scale of ExxonMobil vs. Compensation Benchmark Companies(4)

The Compensation Committee places the most emphasis on individual performance and business results in determining compensation levels.

¡  Size and complexity of ExxonMobil are considered among several factors.

(dollars in billions)	Revenue(5)	Market Capitalization	Assets(6)	Net Income(7)	Capital Expenditures(7)
Comparator Companies
Median	$ 92	$ 184	$ 136	$ 9.3	$ 3.8
90th Percentile	$ 147	$ 253	$ 266	$ 16.2	$ 20.8
ExxonMobil	$ 365	$ 388	$ 349	$ 32.5	$ 38.5
ExxonMobil Rank (Percentile)	100	100	100	100	99
ExxonMobil – Multiple of Median	4.0x	2.1x	2.6x	3.5x	10.2x

For definitions of the terms “reported pay,” “realized pay,” and “unrealized pay” as used in this Overview, as well as a list of our compensation benchmark companies, see Frequently Used Terms on the back page. (1) Interest rate changes: from 3.5% for 2011 to 2.5% for 2012; to 3.5% for 2013; to 3.0% for 2014. (2) In 2013, the change in pension value was negative (-$6.24 million), but under SEC reporting rules, a negative change in pension value must be shown in the Summary Compensation Table as zero. (3) Reported pay values shown correspond to the companies with the highest, median, and lowest realized pay values. (4) Financial data estimated based on public information. Market capitalization is as of December 31, 2014. (5) Trailing twelve months (TTM); excludes excise taxes and other sales-based taxes, if applicable. (6) Excludes General Electric due to lack of comparability resulting from how assets are quantified and reported for its financial business. (7) Trailing twelve months (TTM).

6	EXXONMOBIL 2015 EXECUTIVE COMPENSATION OVERVIEW

Annual Bonus Program

The Compensation Committee awarded the CEO the same bonus award as 2013, consistent with 2014 earnings performance versus 2013. The bonus is intentionally a small portion of the CEO’s total compensation (11 percent in 2014) to reflect the Committee’s continuing emphasis on long-term compensation.

Since 2002, the annual bonus program has been determined based on the annual percentage change in projected net income according to the formula shown at right.

The bonus program is benchmarked along with the rest of total compensation to ensure alignment with the market.

Performance Factors that

Determine Annual Bonus

1. The bonus program is determined by annual earnings as described above.

2. The bonus program differentiates for individual performance. The program provides for different award levels based on individual performance assessment and pay grade similar to how equity awards are differentiated (page 7).

3. Half of the annual bonus is delayed until cumulative earnings per share (EPS) reach a specified level, further aligning the interests of executives with sustainable long-term growth in shareholder value. The EPS threshold has been raised over the years, from $3.00 per unit in 2001 to $6.50 in 2014.

The annual bonus is subject to recoupment in the case of a material negative restatement of ExxonMobil’s financial or operating results.

*The purpose of the two-thirds adjustment is to mitigate the impact of commodity price swings on short-term earnings performance.

ExxonMobil has a common bonus program for all executives worldwide – more than 1,700 including the CEO.

13 Percent Change in Earnings vs.

    Percent Change in Bonus Program

The bonus program formula has been applied consistently in each of the last 13 years, including years in which earnings declined.

Equity Incentive Program

Determination of Equity Award Levels

During the 2014 proxy season, several shareholders requested more detail on how the level of individual stock-based awards is determined. Chart 14 and the following explanation are provided in response to this request.

Performance Assessment Process

The performance of each executive is assessed annually through a well-defined process. This performance assessment process applies to the CEO and over 1,700 other executives worldwide across multiple business lines and staff functions. Performance assessments are distributed across five quintiles with an average assessment of about the 50th percentile. Chart 14 illustrates the performance metrics considered and how stock-based award levels are differentiated.

Each performance quintile corresponds to an award level. The award levels are widely differentiated between the highest and lowest performers at each pay grade.

7

14	Long Term Equity Program – Significant Performance Differentiation

Chart 15 provides an example of how the Committee assessed ROCE as an input to arriving at the top category performance assessment and stock-based award. Similar analyses were conducted with the other key metrics and strategic business results to arrive at an overall assessment. The size and complexity of the business and the CEO’s experience are also factors.

The Committee does not use narrow, quantitative formulas in determining compensation levels. For the Company to be an industry leader and effectively manage the technical complexity and global scope of ExxonMobil, the most-senior executives must advance multiple strategies and objectives in parallel, versus emphasizing one or two at the expense of others that require equal attention.

Highest Performance Standards for Executive Officers, Including the CEO
¡

All 21 executive officers are expected to perform at the highest level or they are replaced. If it is determined that another executive would make a stronger contribution than one of the current officers, a succession plan is implemented and the incumbent is reassigned or separated from the Company.

¡

Performance must be high in all key performance areas to receive an overall superior evaluation. Outstanding performance in one area will not cancel out poor performance in another. For example, a problem in safety, security, health, or environmental performance could result in a reduced incentive award even if the officer’s performance against financial and other metrics was superior.

¡

The risk and consequences to officers of performance that does not meet the highest standards are increased as officers do not have employment contracts, severance agreements, or change-in-control arrangements.

¡	The Company has a long history of applying this standard of performance with consistency. This is made possible by a deep bench of qualified talent for senior positions generated by a disciplined management development and succession planning process. This process allows for ever-increasing performance levels uninterrupted by separations and retirements, resulting in continuity of leadership and industry-leading business performance.

(1) Competitor data estimated on a consistent basis with ExxonMobil and based on public information. For more information concerning ROCE, see pages 44 and 45 of the Summary Annual Report included with the 2015 Proxy Statement. (2) BP, Chevron, Royal Dutch Shell, and Total. Data for Total 1999 through 2014 only.

8	EXXONMOBIL 2015 EXECUTIVE COMPENSATION OVERVIEW

Vesting Periods that Far Exceed Most Industries

Sixty-five percent of the CEO’s 2014 reported compensation is in restricted stock units - 50 percent vests in 10 years from grant date or retirement, whichever is later (i.e., will not vest until 2024), and the other 50 percent vests in five years. These restrictions are not accelerated upon retirement.

The vesting restriction of “10 years or retirement, whichever is later” results in senior executives holding equity grants more than three times longer than the average of three years among the industry group and compensation benchmark companies. For example, assuming the CEO retires in 2017, 50 percent of equity granted in 2002 will have a 15-year vesting period.

 16  CEO Equity Grant Vesting

Industry Group and Compensation Benchmark Companies

ExxonMobil’s extended vesting periods better reflect and align with the time frames over which business decisions affect long-term shareholder value in our industry.
	ExxonMobil		Comparator Companies

Grant Years	Vest Years	Length of Vesting	Length of Vesting

2002–2007(1) 2008–2014	2017 (assuming retirement) 2018–2024	10–15 years(2) 10 years	3 years(3)

Tying the actual award value to the stock price at the end of these extended vesting periods in effect creates the ultimate measurement and link to Company performance. The inability to monetize equity compensation early results in executives experiencing the impact of commodity price cycles much like the experience of long-term shareholders. Equity grants also include meaningful risks of forfeiture prior to vesting. These design features reinforce expected behaviors and ensure the executive’s commitment to creating long-term, sustainable shareholder value. In addition, the cumulative value of these restricted equity grants acts as a strong retention mechanism for consistently high-performing ExxonMobil executives who are highly sought after in the industry.

ExxonMobil Program vs. Formula-Based Pay

Some shareholders have suggested that ExxonMobil consider a formula-based methodology based on three-year TSR versus the industry. While this approach may be appropriate for the business model of other companies with shorter investment horizons, the Compensation Committee has the following concerns with respect to the application by ExxonMobil.

Potential Misalignment of Formula-Based Pay with Long-Term Shareholder Experience

The ExxonMobil method of granting equity or stock-based awards will result in ExxonMobil executives seeing a one-for-one change in compensation through stock price that coincides with the experience of the long-term shareholder.

The Committee concluded that the leverage inherent in formula-based methods, such as this example, could encourage a focus on short-term results at the expense of long-term sustainable growth in shareholder value. Furthermore, this steep leverage does not reinforce the critical importance of sustainable risk management strategies; the current ExxonMobil program achieves this objective with much longer payout periods.

In addition, a majority of our compensation benchmark companies and industry comparators use short-term TSR as a metric in their formula-based pay. While TSR is the ultimate outcome, the Compensation Committee puts equal emphasis on the inputs controlled by management that drive superior relative TSR over time such as capital efficiency and the other metrics shown in Chart 14.

A formula-based plan by design necessitates a shorter payout period due to the practical inability to forecast events much beyond the typical three-year vesting period. This shorter payout period, combined with the leverage described, creates the following issue.

1 17	Example of Formula-Based Payout Factors

A typical approach to formula-based compensation using steep payout factors can generate payouts that misalign with the gains or losses incurred by long-term shareholders.

9

Potential Misalignment of Formula-Based Pay with ExxonMobil’s Business Model

Chart 18 illustrates how the high degree of variability and earlier payout of the alternate formula-based program described in Chart 17 is misaligned with the investment profile of a typical ExxonMobil project. As shown by the blue line in Chart 18, this has the potential to result in unintended consequences that include:

¡	Rewarding short-term performance that bears little correlation to long-term sustainable growth in shareholder value;

¡	Increased risk taking and diminished focus on long-term operations integrity;

¡	Encouraging underinvestment in the business to achieve short-term TSR results; and,

¡	Undermining the executive retention strategy.

Sustainable growth in shareholder value relies on strong alignment between the design of compensation and the ExxonMobil capital investment profile.

 18  Integration of Project Net Cash Flow and Compensation Program Design

Frequency and Pace of Payouts for Annual Grants of 100 Shares (Same Cumulative Payouts Under Both Programs Shown)

Approximately 70 percent of cumulative stock-based awards granted over the illustrated time period for the ExxonMobil program will remain unvested and at risk during employment, versus approximately 30 percent for the alternate program.

¡  After retirement, the ExxonMobil senior executive will continue to have grants unvested and at risk of forfeiture for 10 years.

¢	Annual investment required and cash flow generated by a typical ExxonMobil project.
¢

ExxonMobil equity program: 50 percent of an annual grant of restricted stock or restricted stock units vests in 10 years or retirement, whichever is later, and the other 50 percent vests in five years.

¢

Hypothetical alternate program:  ¡  Percent of target shares that pay out are shown in Chart 17 and depend on ExxonMobil’s relative three-year TSR rank versus our primary competitors: BP, Chevron, Royal Dutch Shell, and Total.  ¡   TSR ranking has been determined by a Monte Carlo simulation that applies equal probability to each rank position. The Monte Carlo simulation method is consistent with U.S. GAAP accounting principles for valuing performance stock awards.

The Committee believes that the current ExxonMobil equity program still best serves the long-term interests of shareholders and more effectively achieves the following:

¡	Accountability: Holds senior executives accountable for many years, extending well beyond retirement date, with long vesting periods (Chart 16);

¡	Alignment: Links financial gains or losses of each executive to the experience of the long-term shareholder and aligns strongly with the ExxonMobil business model (Chart 18);

¡	Performance and Results: Keeps executives focused on delivering industry-leading results (Charts 1 to 6, pages 2 and 3; Chart 15, page 7); and,

¡	Retention: Supports continuity of leadership by encouraging a career orientation.

(1) Includes shares granted to the CEO between 2002 and 2005 before his appointment to CEO. (2) Assuming retirement at age 65 in 2017, 50 percent of shares granted in 2002 will vest at retirement in a 15-year vesting period. The vesting period for 50 percent of shares granted in 2003 is 14 years; 2004 is 13 years; 2005 is 12 years; 2006 is 11 years; and 2007 is 10 years. (3) Average vesting period of 2014 formula-based programs.

Frequently Used Terms

Please also read the footnotes contained throughout this Overview for additional definitions of terms we use and other important information.

Reported Pay is Total Compensation reported in the Summary Compensation Table, except for years 2006 to 2008, where the grant date value of restricted stock as provided under current SEC rules is used to put all years of compensation on the same basis.

Realized Pay is compensation actually received by the CEO during the year, including salary, current bonus, payouts of previously granted Earnings Bonus Units (EBU), net spread on stock option exercises, market value at vesting of previously granted stock-based awards, and All Other Compensation amounts realized during the year. It excludes unvested grants, change in pension value, and other amounts that will not actually be received until a future date. Amounts for other companies include salary, bonus, payouts of non-equity incentive plan compensation, and All Other Compensation as reported in the Summary Compensation Table, plus value realized on option exercise or stock vesting as reported in the Option Exercises and Stock Vested table. It excludes unvested grants, change in pension value, and other amounts that will not actually be received until a future date, as well as any retirement-related payouts from pension or nonqualified compensation plans.

Unrealized Pay is calculated on a different basis from the grant date fair value of awards used in the Summary Compensation Table. Unrealized Pay includes the value based on each compensation benchmark company’s closing stock price at fiscal year-end 2013 of unvested restricted stock awards; unvested long-term share and cash performance awards, valued at target levels; and the “in the money” value of unexercised stock options (both vested and unvested). If a CEO retired during the period, outstanding equity is included assuming that unvested awards, as of the retirement date, continued to vest pursuant to the original terms of the award.

Compensation Benchmark Companies consist of AT&T, Boeing, Caterpillar, Chevron, Ford, General Electric, IBM, Johnson & Johnson, Pfizer, Procter & Gamble, United Technologies, and Verizon. For consistency, CEO compensation is based on compensation as disclosed in the Summary Compensation Table of the proxy statements as of August 31, 2014.

Statements regarding future events or conditions are forward-looking statements. Actual future results, including project plans, schedules, and results, as well as the impact of compensation incentives, could differ materially due to changes in oil and gas prices and other factors affecting our industry, technical or operating conditions, and other factors described under the heading “Factors Affecting Future Results” in our most recent Form 10-K.

The term “project” can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

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